Exhibit 99.1

FOR IMMEDIATE RELEASE

April 8, 2019

ART’S WAY MANUFACTURING ANNOUNCES FIRST QUARTER FISCAL 2019 FINANCIAL RESULTS

ARMSTRONG, IOWA, April 8, 2019 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the first quarter of fiscal 2019.

	For the Three Months Ended
	(Continuing Operations, Consolidated)
	February 28, 2019	February 28, 2018
Sales	$4,124,000	$5,366,000
Operating (Loss)	$(723,000)	$(309,000)
Net (Loss)	$(606,000)	$(527,000)
EPS (Basic)	$(0.14)	$(0.13)
EPS (Diluted)	$(0.14)	$(0.13)

Weighted Average Shares Outstanding:
Basic	4,243,707	4,170,818
Diluted	4,243,707	4,170,818

Sales: Our consolidated corporate sales for continuing operations for the three-month period ended February 28, 2019 were $4,124,000 compared to $5,366,000 during the same period in fiscal 2018, a decrease of $1,242,000, or 23.1%. The decrease in revenue is due to decreased demand across our grinder, manure spreader and OEM blower product lines and the liquidation of our Canadian subsidiary from our agricultural products segment. Some of the decreased demand is due to economic factors such as commodity prices and price increases that we implemented to our customers due to increased material costs, mainly steel. Also, in 2018 we sold off aged manure spreader inventory at decreased margins, which led to decreased sales of manure spreaders in 2019. We introduced new manure spreader models to our product line at the end of fiscal 2018 and have seen some early success with demand for this product in 2019. Our OEM blower sales are down as our OEM blower customer elected not to purchase any blowers from us in 2019 due to slow-moving inventory on their dealer lots related to poor agricultural market conditions. Our sales in the modular buildings segment were up 38.3% due to additional lease income from leased modular buildings that were put into service in fiscal 2018. Our modular building backlog is strong and includes a $8.4 million project that is scheduled to be completed entirely in 2019. We are continuing to quote an unprecedented amount of modular buildings for our business after the restructuring of our sales and management teams in 2018 and are excited for the potential of this segment in the years to come. Our sales in the tools segment are down 29.4% from the first quarter of fiscal 2018 due to the loss of a large volume customer at the end of the first quarter of fiscal 2018. Consolidated gross margin for the three-month period ended February 28, 2019 was 14.7% compared to 20.9% for the same period in fiscal 2018. Our decreased gross margin is attributable to less revenue available to cover fixed overhead from our agricultural products and tools segments. The modular buildings segment is contributing to decreased gross margin through increased direct labor to handle large upcoming projects and an increase in depreciation on leased modular buildings.

Income (Loss) from Continuing Operations: Consolidated net (loss) from continuing operations before income taxes was $(781,000) for the three-month period ended February 28, 2019 compared to net (loss) from continuing operations before income taxes of $(306,000) for the same period in fiscal 2018. The increased net (loss) from continuing operations is primarily due to less revenue available to covered fixed costs in our agricultural products and tools segments. We have taken steps to reduce expenses as a result of the soft market conditions for our agricultural products segment, while continuing to invest in product development and improvements to support our customers for the long term.

Operations: (Loss) per basic and diluted share from continuing operations for the first quarter of fiscal 2019 was $(0.14), compared to (loss) per basic and diluted share from continuing operations of $(0.13) for the same period in fiscal 2018.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports, “Results for our fiscal first quarter reflected the ongoing headwinds facing the agricultural equipment industry due to a variety of significant factors discussed over many preceding quarters. Low commodity prices, trade concerns, severe uncertainty, elevated steel prices, and other factors have created an environment not conducive to robust equipment sales activity for our company and peers alike. We have continued to position the company to withstand these conditions going forward by continuing to reduce inventory, reduce borrowings, simplify operations, support lean initiatives, and develop compelling new product offerings. We will continue to focus on these fundamentals and feel that we are improving our business as a result of our efforts, even if present day circumstances don’t yet allow that to translate to the bottom line.

“We are enthused to have significant backlog in front of us at our Art’s Way Scientific business that will impact future quarters, as well as other positive opportunities we are pursuing in our Tools business that may also impact our performance during the fiscal year. On all fronts we remain committed to improving our operations every day and continuing to position ourselves for the long-term, sustainable profitability that has proven elusive during these difficult few years.”

About Art’s Way Manufacturing Co., Inc.

Art’s Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s Way’s business. Art’s Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information contact: Carrie Gunnerson, President, Chief Executive Officer and Interim Chief Financial Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes “forward-looking statements” within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) future results; (iii) future operational changes; (iv) future costs of materials; (v) the timing of increased performance; and (vi) the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions, including the impact of tariffs; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management’s expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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